Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VONTIER CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Vontier Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is Vontier Corporation. The Corporation was originally incorporated under the name Gilford Global Corporation. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 5, 2019 (the “COI”), and it was amended by a Certificate of Amendment to the Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on August 26, 2019 (as amended, the “Amended COI”), changing the Corporation’s name from Gilford Global Corporation to TTF Holdings Corp., and the Amended COI was further amended by a Certificate of Amendment to the Amended COI filed with the office of the Secretary of State of the State of Delaware on January 15, 2020, changing the Corporation’s name from TTF Holdings Corp. to Vontier Corporation. A Certificate of Amendment to the COI was filed on September 8, 2020, and was further amended and restated by the filing of the Amended and Restated Certificate of Incorporation (“Amended & Restated COI”) with the Secretary of State of the State of Delaware on October 8, 2020.

2. Article V, Sections 5.04, 5.05 and 5.06 of the Amended and Restated COI are deleted in their entirety and the following shall be substituted in lieu thereof:

Section 5.04 Classes of Directors. Other than those directors, if any, elected by the holders of any series of Preferred Stock, prior to the date of the annual meeting of stockholders to be held in 2025, the Board shall be and is divided into three classes, as nearly equal in number as possible, designated as: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 5.05 Terms of Office. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, any director elected prior to the date of the annual meeting to be held in in 2023 shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Each director elected at the annual meeting of stockholders to be held in 2023 will be elected for a term expiring at annual meeting of stockholders to be held in 2024, each director elected at the annual meeting of stockholders to be held in 2024 will be elected for a term expiring at the annual meeting of stockholders to be held in 2025, or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders to be held in 2025, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election and until his or her respective successor has been duly elected and qualified. Prior to the date of the annual meeting of stockholders to be held in 2025, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

Section 5.06 Vacancies. Subject to the rights of the holders of any series of Preferred Stock, vacancies on the Board by any reason, including by death, resignation, retirement, disqualification, removal from office, or otherwise, and any newly created directorships resulting from any increase in the authorized number of directors, shall be filled solely by a majority of the directors then in office, in their sole discretion, even though less than a quorum, or by a sole remaining director, in his or her sole discretion, and shall not be filled by the stockholders. Prior to the date of the annual meeting of stockholders to be held in 2025, a director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal. From and after the date of the annual meeting of stockholders to be held in 2025, any director elected in accordance with the first sentence of this Section shall hold office until the earlier of the next succeeding annual meeting of stockholders, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

3. Article X, Sections 10.01 and 10.02 of the Amended and Restated COI are deleted in their entirety and the following shall be substituted in lieu thereof:

Section 10.01 Certificate of Incorporation. The Corporation shall have the right, from time to time, to amend, alter, change or repeal any provision of this Certificate of Incorporation in any manner now or hereafter provided by this Certificate of Incorporation, the Bylaws of the Corporation or the DGCL, and all

rights, preferences, privileges and powers of any kind conferred upon any director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right. Notwithstanding anything contained in this Certificate of Incorporation to the contrary (and in addition to any vote required by law), the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, voting as a single class, shall be required to amend, alter, change, or repeal or to adopt any provision inconsistent with Article V, Article VI, Article VII, Article VIII and this Article X.

Section 10.02 Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered, without the assent or vote of the stockholders, to adopt, amend and repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval by the majority of the entire Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote thereon, voting as a single class, shall be required to amend, repeal or adopt any provision of the Bylaws of the Corporation.

5. The foregoing Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Vontier Corporation has caused this Certificate to be duly executed in its corporate name this 25th day of May, 2022.

VONTIER CORPORATION

By:	/s/ Courtney Kamlet
Name:	Courtney Kamlet
Title:	VP – Group General Counsel and Corporate Secretary